Exhibit 12(g)

[ROPES & GRAY LLP LETTERHEAD]

April 14, 2008

Evergreen South Carolina Municipal Bond Fund
Evergreen Municipal Trust
200 Berkeley Street
Boston, Massachusetts 02116

Evergreen Municipal Bond Fund
Evergreen Municipal Trust
200 Berkeley Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

          We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated as of December 21, 2007 between and among Evergreen Municipal Trust, a Delaware statutory trust (the “Trust”), on behalf of one of its series, Evergreen South Carolina Municipal Bond Fund (“Target Fund”), the Trust, on behalf of one of its series, Evergreen Municipal Bond Fund (“Acquiring Fund”), and Evergreen Investment Management Company, LLC. The Agreement describes a proposed transaction (the “Transaction”) to occur as of the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Section 8.6 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

          Target Fund is a series of the Trust, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder’s option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

          Acquiring Fund is also a series of the Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder’s option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

Evergreen South Carolina Municipal Bond Fund
Evergreen Municipal Bond Fund

          For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated January 30, 2008 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

          The facts presented in representation 5 of the letter from Acquiring Fund and representation 6 of the letter from Target Fund, each dated as of the date hereof (which facts are described in the subsequent paragraphs of this opinion), support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks current income exempt from federal income tax, other than the alternative minimum tax, as part of a long-term strategy of achieving tax-advantaged total return, by normally investing at least 80% of its assets in municipal securities that pay interest exempt from federal income tax, other than the AMT.

          Several factors demonstrate the similarity between Target Fund’s and Acquiring Fund’s historic investment activities. The funds’ objectives, to obtain current income exempt from federal income tax, other than the AMT, are substantially aligned. Target Fund’s investment objectives also include earning income that is exempt from South Carolina state income tax. Although Acquiring Fund does not share this objective, its investments in municipal obligations are generally exempt from the state taxes of their issuers. Furthermore, both Funds normally invest at least 80% of their assets in municipal securities the interest from which is exempt from federal income taxes other than the AMT. Under normal conditions, Acquiring Fund may invest up to 20% in taxable securities; Target fund may invest up to 20% in high quality short-term obligations, which may include taxable securities. Both Funds normally invest in investment grade bonds and may invest up to 20% in below investment grade bonds, but not those rated below a B.

          An analysis of the Funds’ portfolios on September 30, 2007 shows that the Funds held securities with similar characteristics on that date. September 30, 2007 is an arbitrary date selected to reflect the Funds’ portfolios prior to any investment changes made in respect of the acquisition and is the comparison date used for all observations hereinafter, unless otherwise noted.1 As one would expect from fixed-income funds, each Fund invested primarily in municipal bonds (Target Fund held 100% of its net asset value in municipal bonds, Acquiring Fund held 98.68% in municipal bonds with the balance held in cash or cash-equivalents) and neither Fund invested in equity securities or foreign securities.

[1] Unless otherwise noted, all data were obtained from Morningstar Mutual Fund Reports as of September 30, 2007. The undersigned has notified Ropes & Gray LLP of any inconsistencies between Morningstar data and the Funds’ actual portfolio characteristics.

Evergreen South Carolina Municipal Bond Fund
Evergreen Municipal Bond Fund

          The Funds maintain investments of similar credit quality: Target Fund had an average credit quality of AA, Acquiring Fund’s was AA-.2 Their investments overlapped in terms of credit quality by 93.7%. Both Funds invested primarily in AAA-rated bonds (45.9% for Target Fund and 41.0% for Acquiring Fund), and both invested over 90% in bonds rated BBB or higher. Both Funds had less than 10% invested in non-rated bonds: 5.0% for Target Fund and 9.6% for Acquiring Fund.

          Additionally, the average effective maturity and average effective duration of the Funds’ holdings are similar and place both Funds squarely in the intermediate-term bond category.3 Average maturities are 7.04 years for Target Fund and 7.27 years for Acquiring Fund, for a difference between Funds of only 3.2%. Average durations are 5.42 and 5.79 years respectively, for a difference of 6.4%. The Funds’ investments overlapped in terms of maturity by 73.08%.4 Overlaps consisted of 0.4% with maturities of 0-1 years, 2.8% with maturities of 1-2 years, 5.2% with maturities of 3-5 years, 10.5% with maturities of 5-7 years, 7.7% with maturities of 7-10 years, 35.2% with maturities of 10-20 years, 10.3% with maturities of 20-30 years, and 1.1% with maturities of 30 years or greater. Credit quality and maturity characteristics put both Funds in the high-intermediate Morningstar Style Box.5 The Funds’ Morningstar categories are similar: Target Fund is classified as “Municipal Single State Intermediate/Short,” and Acquiring Fund as “Municipal National Intermediate-Term.”6

          The Funds’ portfolios exhibit similar coupon range, with a total overlap of 93.0% of asset value, consisting of 1.4% invested in the 0% to 4% range, 79.9% in the 4% to 6% range, and 11.7% in the 6% to 8% range. The Funds had an overlap of 68.88% in the percentage of bonds that each Fund invested across eleven municipal sector categories, consisting of general obligation (14.43%), utilities (3.27%), health (23.3%), water/waste (6.00%), housing (2.9%), education (11.16%), transportation (2.56%), COP/lease (0.9%) and industrial (4.4%).7 The

[2]Average credit quality data as of September 30, 2007 were supplied by Evergreen Investments.

[3] Morningstar classifies municipal bond portfolios with an average effective duration of less than 4.5 years as short term; those with an average effective duration greater than or equal to 4.5 years but less than or equal to 7 years as intermediate; and those with an average effective duration that exceeds 7 years as long term. With respect to maturity, Funds with bonds that have an average effective maturity of less than 4 years qualify as short term. Funds with an average effective maturity greater than or equal to 4 years but less than or equal to 10 years are categorized as intermediate, and those with maturity that exceeds 10 years are long term.

[4] Average Effective Maturity was shown in the Morning Star Mutual Fund Reports. Maturity distribution was not shown in the Morningstar reports but was provided directly by Target Fund and Acquiring Fund.

[5] The Morningstar Style Box is based on the most recently available portfolio at the time of analysis, which can differ from a fund’s historic holdings. It is a nine-square grid that provides a graphical representation of the investment style of mutual funds. For bond funds, it classifies securities according to average term length (the horizontal axis) and average quality rating (the vertical axis) to show interest-rate sensitivity and credit quality.

[6] The Morningstar category is assigned based on the underlying securities in a fund’s portfolio over the last three years.

[7] The eleven Morningstar municipal bond sector categories are: general obligation, utilities, health, water/waste, housing, education, transportation, COP/lease, industrial, misc. revenue, and demand.

Evergreen South Carolina Municipal Bond Fund
Evergreen Municipal Bond Fund

average 30-day yields for the Funds differed by just 1.5% (3.98% for Target Fund and 4.04% for Acquiring Fund), and the 12-month yields differed by just 2.4% (4.14% for Target Fund and 4.24% for Acquiring Fund).

          There are differences between the Funds. Most notably, Target Fund concentrates in securities the interest from which is exempt from federal and South Carolina state income tax, whereas Acquiring Fund invests in securities the interest from which is exempt from federal income tax. Because Target Fund concentrates in securities the interest from which is exempt from South Carolina state income tax, it is “non-diversified.” That is, the potentially small number of issuers creates the possibility that it will not satisfy the requirements of being “diversified” within the meaning of Section 5(b)(1) of the 1940 Act. Acquiring Fund exhibits a higher turnover rate by 84.6% (123%, as compared to 19% for Target Fund). Acquiring Fund received a more favorable overall Morningstar return rating (“High”, whereas Target Fund is rated “Above Average”)8 and overall performance rating (five stars, whereas Target Fund is rated four stars).9 Acquiring Fund also receives a higher Morningstar overall risk rating (“Above Average”, whereas Target Fund is rated “Average”).10 And Acquiring Fund has had a different portfolio manager from Target Fund. Nonetheless, as demonstrated above, the Funds’ portfolios share many attributes: predominant investment in municipal bonds, exemption of income distributions from federal income tax other than alternative minimum tax, credit quality, duration, maturity, coupon range, and municipal sector.

          The specific characteristics described above do not constitute fixed aspects of Target Fund’s and Acquiring Fund’s investment strategies. Rather, they reflect the fact that the Funds’ similar investment strategies led them to react similarly to the market conditions in existence prior and without reference to the proposal to merge Target Fund into Acquiring Fund.

          Given the similarity of the Funds, at least 33-1/3% of Target Fund’s portfolio assets would not be required to be sold in order to comply with Acquiring Fund’s investment objectives, strategies, policies, risks and restrictions. Acquiring Fund has no record, plan or intention of changing any of its investment objectives, strategies, policies, risks or restrictions

[8] Morningstar provides a return rating for mutual funds of “Low,” “Below Average,” “Average,” “Above Average,” or “High” based on a fund’s excess return over the return of the 90-day Treasury bill as compared to other funds within the same Morningstar category, with “Low” risk representing the bottom 10% of funds in the category and “High” representing the top 10% of funds in the category. An overall rating is produced by combining three-, five-, and 10-year ratings.

[9] Morningstar rates mutual funds with 1 to 5 stars based on how the fund has performed (adjusted for risk and sales charges) in comparison to other funds within the same Morningstar category, with one star representing the bottom 10% of funds within the category and 5 stars representing the top 10%. An overall rating is produced by combining three-, five-, and 10-year ratings.

[10] Morningstar provides a risk rating for mutual funds of “Low,” “Below Average,” “Average,” “Above Average,” or “High” based on the variation in a fund’s monthly returns as compared to other funds within the same Morningstar category, with “Low” risk representing the 10% of funds in the category with the lowest risk rating and “High” representing the 10% of funds in the category with the highest risk rating. An overall rating is produced by combining three-, five-, and 10-year ratings.

Evergreen South Carolina Municipal Bond Fund
Evergreen Municipal Bond Fund

following the acquisition. Acquiring Fund will invest all assets acquired from Target Fund in a manner consistent with the Funds’ shared investment strategies as described above and as reflected in the portfolio data described above.

          Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that, subject to the final two paragraphs hereof, for U.S. federal income tax purposes:

(i)

The Transaction will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and Acquiring Fund and Target Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii)

Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii)

Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund’s assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Target Fund shareholders in exchange for their shares of Target Fund;

(iv)	Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares in liquidation of Target Fund;

(v)

Under Section 358 of the Code, the aggregate tax basis for the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Transaction will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor;

(vi)

Under Section 1223(1) of the Code, the holding period of the Acquiring Fund Shares received by each Target Fund shareholder will include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as capital assets on the Closing Date);

(vii)

Under Section 362(b) of the Code, Acquiring Fund’s tax basis in Target Fund assets acquired by Acquiring Fund in the Transaction will be the same as the tax basis of such assets in the hands of Target Fund immediately prior to the Transaction;

Evergreen South Carolina Municipal Bond Fund
Evergreen Municipal Bond Fund

(viii)

Under Section 1223(2) of the Code, the holding period in the hands of Acquiring Fund of the assets of Target Fund acquired by Acquiring Fund in the Transaction will include the period during which those assets were held by Target Fund;

(ix)

Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

          We express no view with respect to the effect of the Transaction on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction.

          In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (the “IRS”). In that ruling, the IRS held that the so-called “continuity of business enterprise” requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS’s conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July of 2005 suggests that the IRS’s position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganizations satisfied the continuity of business enterprise requirement. However, even if the IRS’s 1987 revenue ruling were a correct statement of law, the facts of the Transaction would be distinguishable from those in the ruling.

          We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end management investment company that seeks current income exempt from federal income tax, other than the alternative minimum tax, as part of a long-term strategy of achieving tax-advantaged total return, by investing primarily in municipal securities that pay interest exempt from federal income tax. The funds’ portfolios are similar in terms of asset allocation, credit quality, average maturity and duration, coupon range and municipal sector. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. However, because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the “continuity of business enterprise”

Evergreen South Carolina Municipal Bond Fund
Evergreen Municipal Bond Fund

requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

          Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP